Exhibit 5.1

July 2, 2018

Board of Directors

Plymouth Industrial REIT, Inc.

260 Franklin Street, Suite 700

Boston, Massachusetts 02110

Re:   Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Plymouth Industrial REIT, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing of its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed public offering of up to $30,000,000 in aggregate amount of shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), which may be offered and sold by the Company from time to time on a delayed or continuous basis in accordance with Rule 415 promulgated under the Securities Act, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus.

As counsel for the Company, we have examined the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, documents, certificates and records as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, instruments, documents, certificates and records that we have reviewed; and (iv) the legal capacity of all natural persons. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established or verified the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Common Stock to be offered from time to time under the Registration Statement will have been duly authorized and established by proper action of the Board of Directors of the Company or a duly authorized committee of the Board of Directors (“Board Action”) in accordance with the Company’s Second Articles of Amendment and Restatement (the “Charter”) and bylaws and applicable provisions of Maryland corporate law in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on the Company or otherwise impair the valid or binding nature of the obligations represented by the Common Stock; (ii) at the time of offer, issuance and sale of any Common Stock, the Registration Statement, and any amendments thereto (including post-effective amendments), will have been declared effective under the Securities Act, and no stop order

July 2, 2018

suspending its effectiveness will have been issued and remain in effect; (iii) a prospectus supplement will have been filed with the Commission describing the Common Stock offered thereby; (iv) the Common Stock will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement; (v) prior to the issuance of the Common Stock, a definitive purchase, underwriting or similar agreement with respect to the Common Stock offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; (vi) the Common Stock will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (vii) the Company will remain a Maryland corporation; (viii) the Common Stock will not be issued in violation of the ownership limit contained in the Charter, (ix) upon the issuance of any Common Stock, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter; and (x) the terms of the Common Stock will conform in all material respects to the respective descriptions thereof in the Prospectus which is part of the Registration Statement.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.      The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of Maryland.

2.      Upon completion of the Board Action, the Common Securities will be duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement and the Board Action, will be validly issued, fully paid and nonassessable.

Our opinion that any document is legal, valid and binding is qualified as to:

(a)	limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;

(b)	rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and

(c)	general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

July 2, 2018

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement with the Commission and to reference to us under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Winston & Strawn LLP

Winston & Strawn LLP